[EXHIBIT 10.50 - Certain portions of this document have been omitted in the publicly filed version of this document pursuant to the Registrant's request for confidential treatment and filed separately with the Securities and Exchange Commission.
Omitted confidential information is indicated in brackets in this Exhibit.]


    SPD-SMART WINDOW LICENSE AGREEMENT
                  BETWEEN
        RESEARCH FRONTIERS INCORPORATED
                    AND
            PPG INDUSTRIES INC.

This License Agreement ("Agreement") effective as of
September 29, 2008 by and between RESEARCH FRONTIERS
INCORPORATED, a Delaware corporation ("LICENSOR") and PPG INDUSTRIES INC., a Pennsylvania corporation, acting through its Automotive OEM Glass SBU
("LICENSEE").

RECITALS

            WHEREAS, LICENSOR has been engaged in research and development in the application of physicochemical concepts to Light Valves and Licensed Products (both as hereinafter defined) and of methods and apparatus relating to products incorporating such concepts; and is possessed of and can convey information and know-how for such products and rights to manufacture, use and sell such products; and

            WHEREAS, LICENSEE is interested in manufacturing and selling Licensed Products; and

            WHEREAS, LICENSEE desires to acquire from LICENSOR, and LICENSOR desires to grant to LICENSEE, certain rights and licenses with respect to such technology of LICENSOR;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1          DEFINITIONS.

        The following terms when used herein shall have the respective meanings set forth in this Article 1.

The "Effective Date" of this Agreement shall be the date which is the last date of formal execution of this Agreement by duly authorized representatives of the parties to this Agreement as indicated on the signature page of this Agreement.

"Licensed Product" means only a Light Valve Transportation
Vehicle Window Product incorporating a Light Valve. The term "Licensed Product" shall not include Light Valves used or intended for use in any product other than as specifically defined herein, such as but not limited to, other window products not specifically defined herein, such as, but not limited to, Light Valve Architectural Window Products, window products for vehicles not specifically included in the definition of Light Valve Transportation Vehicle Window Product, and non-window products such as but not limited to displays, eyewear, sunvisors, toys, mirrors or filters for scientific instruments, lamps or contrast enhancement of displays. The term "display" means any device for displaying letters, numbers, images or other indicia or patterns. Nothing contained herein shall permit LICENSEE to sell, lease, or otherwise dispose of a Light Valve which is not incorporated or intended to be incorporated as described above into a Light Valve Transportation Vehicle Window Product.

"Licensed Territory" means all countries of the world.

"Light Valve" means a variable light transmission device comprising: a cell including cell walls, containing or adapted to contain an activatable material, described hereinafter, such that a change in the optical characteristics of the activatable material affects the characteristics of light absorbed by, transmitted through and/or reflected from the cell; means incorporated in or on the cell, or separate therefrom for applying an electric or magnetic field to the activatable material within the cell; and coatings (including, but not limited to, electrodes), spacers, seals, electrical and/or electronic components, and other elements incorporated in or on or combined with the cell. The activatable material, which the cell contains or is adapted to contain, includes in it solid suspended particles, which when subjected to a suitable electric or magnetic field, orient to produce a change in the optical characteristics of the device, and may be in the form of a liquid suspension, gel, film or other material.

"Light Valve Architectural Window Product" means a Light
Valve used or intended for use solely as a window integrally incorporated in, or attached as a fixture to the external structure or internal structure of any building, whether permanent or temporary, and whether above or below ground.

"Light Valve Transportation Vehicle Window Product" means a
Light Valve used or intended for use as a window (including sunroofs, windshields, and side and rear window panes which are an integral part of the internal or external structure) integrally incorporated in a military or civilian transportation vehicle. The term "Light Valve Transportation Vehicle Window Product" shall not include a Light Valve used or intended for use as a sunvisor, but may include Light Valves which are used or intended for use in a military or civilian transportation vehicle as, or as part of, or are laminated to, or the surface area of which is primarily attached to, a window, sunroof or windshield. The term "transportation vehicle" shall mean passenger cars, recreational vehicles, trucks, mobile cranes, buses, heavy trucks and trains, but shall not include other types of vehicles such as aircraft, boats, spacecraft and space stations.

The "Net Selling Price" of Licensed Products on which royalties are payable shall be the genuine selling price of LICENSEE and its sublicensees hereunder f.o.b. factory at which nonaffiliated customers are billed in the usual course of business for Licensed Products, as packed for shipment to the customer, reduced only by the applicable proportions of the following if, and to the extent that, amounts in respect thereof are reflected in such selling price: (i) normal trade discounts actually allowed; (ii) sales, use or excise and added value taxes and custom duties paid; (iii) if the genuine selling price is other than f.o.b. factory, amounts paid for f.o.b. transportation of Licensed Products to the customer's premises or place of installation or delivery; (iv) the cost to LICENSEE or its sublicensees hereunder of any part or component included in Licensed Products which is purchased directly from LICENSOR; (v) insurance costs and the costs of packing material, boxes, cartons and crates required for shipping; provided, however, that the Net Selling Price of a Licensed Product may not be less than 90% of the gross selling price of said Licensed Product after all deductions therefrom excluding materials purchased by LICENSEE from LICENSOR pursuant to subsection (iv) hereof, if any. If a Licensed Product is leased, sold, used or to otherwise disposed of on terms not involving a bona fide arm's length sale to an unaffiliated third party, then the Net Selling Price for such transactions shall be deemed to be the Net Selling Price as defined above for identical products sold to a nonaffiliated customer nearest to the date of such lease, sale, use, or other disposition. If a Licensed Product is sold in combination with other products or as a part or component of another product and a single selling price is billed for such combination product, the Net Selling Price for the computation of royalties payable hereunder on such Licensed Product shall be equal to the product of the single selling price for such combination product (reduced as may be permitted by subsections (i-v) above) times the actual cost of manufacturing such Licensed Product divided by the actual cost of manufacturing such combination product. The calculation of the Net Selling Price of a Licensed Product when the LICENSEE is not a Tier 1 supplier (i.e. a direct supplier to the manufacturer of a final product in a supply chain) shall be based upon the selling price received by the Tier 1 supplier incorporating glazing provided by the LICENSEE (reduced as may be permitted by subsections (i-v) above). The method for reporting the Net Selling Price in such instances when
LICENSEE is not a Tier 1 supplier will be either agreed to between LICENSOR and LICENSEE on a case by case basis or set forth in each commercial contract between LICENSEE and such Tier 1 supplier, and shall include either (A) the Tier 1 supplier providing LICENSEE with documentation of the Net
Selling Price for purposes of the royalty calculation made pursuant to Section 3.1 hereof and payment by LICENSEE, or
(B) the Tier 1 supplier calculating the Net Selling Price and paying the royalty calculated pursuant to Section 3.1 hereof directly to LICENSOR. For purposes of calculation of Net
Selling Price by a Tier 1 supplier who is not a licensee of LICENSOR, such Tier 1 supplier may provide an aggregate amount of the total Net Selling Price of Licensed Products sold within a reporting period. In cases where the Tier 1 supplier is not a licensee of LICENSOR, payments made directly to LICENSOR from the Tier 1 supplier pursuant to clause (B) above shall be considered the same as payments made by LICENSEE pursuant to Section 3.1 hereof. In cases where the Tier 1 supplier is also a licensee of LICENSOR, no royalty shall be due from LICENSEE if such Tier 1 supplier is licensed by LICENSOR to sell a Licensed Product.. When LICENSEE is a Tier 1 supplier, the calculation of the Net Selling Price shall be based upon the selling price received by LICENSEE.

"Technical Information" means all useful information relating to apparatus, methods, processes, practices, formulas, techniques, procedures, patterns, ingredients, designs and the like including (by way of example) drawings, written recitations of data, specifications, parts, lists, assembly procedures, operating and maintenance manuals, test and other technical reports, know-how of LICENSOR, and the like owned or controlled by LICENSOR, to the extent they exist, that relate to Light Valves, Licensed Products and/or to the suspensions or other components used or usable for Licensed Products or Light
Valves including, but not limited to, particles, particle precursors, coatings, polymers, liquid suspensions and suspending liquids, electronics and electronic systems, lamination procedures or any combination thereof, and that consist of concepts invented or developed by LICENSOR.
Know-how of LICENSOR's suppliers and of LICENSOR's other licensees and their sublicensees under licenses from LICENSOR shall not be considered Technical Information owned or controlled by LICENSOR.

2          GRANT OF LICENSE.

            2.1 License. During the term of this Agreement, LICENSOR hereby grants LICENSEE a non-exclusive right and license to use (a) all of the Technical Information, if any, (subject to Section 8.1 hereof), furnished by LICENSOR pursuant to this Agreement, and (b) any invention claimed in (i) any of the unexpired patents now or hereafter listed on Schedule A attached hereto or (ii) unexpired patents which issue from pending patent applications now or hereafter listed in Schedule A, and any continuations, continuations-in-part, divisions, reissues, reexaminations, or extensions thereof, and all foreign counterparts thereof to make, have made, and to lease, sell, or otherwise dispose of Licensed Products in the Licensed
Territory. Notwithstanding anything contained herein or in Schedule A hereto to the contrary, no rights or licenses shall be granted hereunder with respect to any new particle (other than LICENSOR's current polyiodide crystal) now or hereafter under development or invented by or for LICENSOR or comprising part of the activatable material of a Light Valve emulsion or film sold or for sale by any other licensee of LICENSOR.

            2.2 No Other Rights. LICENSEE agrees that, except for the specific licenses granted to it under Section 2.1 hereof for use in Licensed Products, LICENSEE has not acquired any rights or licenses under this Agreement to use Light Valves or any components thereof made by or for LICENSEE or its sublicensees pursuant to this Agreement.

            2.3 Sublicenses. LICENSEE shall have the right to grant non-exclusive sublicenses to any of its wholly-owned and controlled subsidiaries, whose obligations to LICENSOR hereunder LICENSEE hereby guarantees, and each of which acknowledges to LICENSOR in writing for each sublicense that it wishes to become a sublicensee hereunder prior to doing so and agrees to be bound by the terms and conditions of this Agreement. All sublicenses shall (i) be non-exclusive, (ii) shall terminate with the termination of the rights and licenses granted to LICENSEE under Section 2.1 hereof, and be otherwise limited in accordance with the limitations and restrictions which are imposed on the rights and licenses granted to LICENSEE hereunder, (iii) contain confidentiality provisions no less protective than those contained in Section 12.1 hereof, and (iv) shall contain such other terms, conditions, and licenses as are necessary to enable LICENSEE to fulfill its obligations hereunder. LICENSEE shall send LICENSOR a copy of every sublicense agreement or other agreement entered into by LICENSEE in connection with a sublicense hereunder within thirty (30) days of the execution thereof and shall also notify LICENSOR prior to any change in ownership in a sublicensee. LICENSOR may terminate any such sublicense if there is any change in the ownership or control of a sublicensee.

3  ROYALTY PAYMENTS, REPORTS AND RECORD-KEEPING.

            3.1 Royalties and Reports on Net Sales. During the term of this Agreement, LICENSEE agrees to pay LICENSOR an earned royalty which shall be ten percent (10%) of the Net
Selling Price of Licensed Products which embody, or the manufacture of which utilizes, any of the rights granted under
Section 2.1 hereof, and which are manufactured by or for LICENSEE and sold, leased, used or otherwise disposed of by or for LICENSEE or a permitted sublicensee. Payments under this Section 3.1 shall be made on a quarterly basis and made within 30 days after the end of the calendar quarter in which such Licensed Products were sold, leased, used or otherwise disposed of by or for LICENSEE or a permitted sublicensee hereunder. Each royalty payment shall be in U.S. dollars and shall be accompanied by a statement by LICENSEE showing in reasonable detail the amount of Licensed Products sold, used, leased or otherwise disposed of by or for LICENSEE and its sublicensees during the preceding quarter, any deductions taken or credits applied, and the currency exchange rate used to report sales made in currencies other than U.S. dollars. LICENSEE shall use an average quarterly exchange rate for buying U.S.
dollars , as downloaded from Bloomberg and shall provide
LICENSOR with the data and calculation used to calculate such average quarterly exchange rate. The first such statement shall cover the period from the Effective Date of this Agreement to the end of the first calendar quarter in which a Licensed Product is sold, used, leased or otherwise disposed of by or for LICENSEE or its sublicensees. In addition, LICENSEE shall provide LICENSOR with quarterly updates of its activities involving the development of Licensed Products. LICENSEE shall also furnish to LICENSOR upon release, a copy of each brochure, price list (to the extent publicly disclosed), advertisement or other marketing and promotional materials prepared, published or distributed by LICENSEE or its sublicensees relating to Licensed Products. LICENSOR shall have the right, but not the obligation, to approve any use by LICENSEE of LICENSOR's name, logo, or other information about Licensed Products, and to require the correction of any inaccurate information. Upon written notice to LICENSEE, LICENSOR may change the above-referenced quarterly periods to become calendar monthly periods at any time after the royalties payable under this Section 3.1 exceed the Minimum Royalties specified in Section 3.2 hereof, in which case
LICENSEE shall have the option to either provide sales reports and payments monthly as aforesaid, or to make monthly estimated sales reports and payments of royalties thereon, with a final reconciliation being done for the third month in each calendar quarter.

            3.2 Minimum Royalties - Regardless of whether LICENSEE is selling any Licensed Products, during the term of this Agreement LICENSEE agrees to pay LICENSOR an initial fee of [Confidential Information Omitted and filed separately with the Securities and Exchange Commission] upon signing of this License Agreement and the non-refundable minimum royalties (in U.S. Dollars) specified below for each of the stated periods:


Period				Minimum Royalty

[Confidential Information Omitted and filed separately with the Securities and Exchange Commission]


            3.3 Time and Method of Payment. The initial fee and payment for the first minimum annual royalty payment under
Section 3.2 shall be paid to LICENSOR within 10 days of the Effective Date of this Agreement, and each subsequent payment under Section 3.2 to LICENSOR shall be made on or before January 31 of each license year commencing January 1, 2009.
All other payments shall be due on the date specified in this Agreement, or if no date is specified, within 60 days of invoice. All payments that remain unpaid past their due date shall bear interest at an annual rate equal to the lesser of 25% or the maximum interest rate permitted by law. All payments made to LICENSOR shall be paid by wire transfer of immediately available funds to the account of Research Frontiers
Incorporated at Chase Manhattan Bank, 6040 Tarbell Road, Syracuse, New York 13206, Account No.: 825-624-290, ABA
Wire Code No.: 021 000 021, or to such other account or place, as LICENSOR may specify in a notice to LICENSEE.

            3.4 Sales, Use and Returns. Licensed Products shall be considered as sold, leased or used and royalties shall accrue on the earlier of when such Licensed Products are billed out, or when delivered, shipped or mailed to the customer. If as a result of a price reduction or a return of Licensed Products previously sold, a credit or refund to a customer is given on part or all of the sale price of such Licensed Products, a credit shall be allowed against royalties accruing thereafter under this Agreement equal to the royalty paid on that part of the sales price so credited or refunded.

            3.5  Recordkeeping.    LICENSEE shall keep and shall
cause each sublicensee to keep for six (6) years after the date of submission of each statement supported thereby, true and accurate records, files and books of accounts that relate to Licensed Products, all data reasonably required for the full computation and verification of the Net Selling Price of Licensed Products, deductions therefrom and royalties to be paid, as well as the other information to be given in the statements herein provided for, and shall permit LICENSOR or its duly authorized representatives, upon reasonable notice, adequately to inspect the same at any time during usual business hours. LICENSOR and LICENSEE agree that an independent certified public accounting firm (selected by LICENSOR from the largest ten certified public accounting firms in the United States of America, or any country in the Licensed Territory where books, records, or information relating to this Agreement are kept) may audit such records, files and books of accounts to determine the accuracy of the statements given by LICENSEE pursuant to Section 3.1 hereof. Such an audit shall be made upon reasonable advance notice to LICENSEE and during usual business hours no more frequently than annually. The cost of the audit shall be borne by LICENSOR, unless the audit shall disclose a breach by LICENSEE of any term of this Agreement, or an underpayment error in excess of two percent of the total monies paid to LICENSOR by LICENSEE during the audited period, in which case LICENSEE shall bear the full cost of such audit. LICENSEE agrees to pay LICENSOR all additional monies that are disclosed by the audit to be due and owing to LICENSOR within thirty days of the receipt of the report.

            3.6 Customer Referrals. Although LICENSOR is under no obligation to do so, LICENSOR may from time to time refer customers to LICENSEE. In the event that such customer purchases, leases or rents products or services from LICENSEE other than a Licensed Product upon which a royalty is paid by LICENSEE to LICENSOR, LICENSEE shall include the details of such transaction in its next quarterly report under Section 3.5 hereof, and shall pay LICENSOR a sales commission equal to ten percent (10%) of the amount received from such customer for which a royalty under Section 3.1 hereof is not paid. No such payment shall be due from LICENSEE to LICENSOR if the referred customer was already a customer of LICENSEE (or LICENSEE can provide written evidence that it was already in discussions with such person or entity about becoming a customer of LICENSEE) prior to the date of referral by LICENSOR and LICENSEE informs LICENSOR of such fact at the time that the referral by LICENSOR is made. In addition, if a sale to a customer would otherwise require a payment by LICENSEE to LICENSOR pursuant to this Section 3.6 above, and the product or service sold, leased or rented to such customer does not involve a product or service involving the variable, dynamic (i.e. control that is provided by a response after the change of certain parameters) or adaptive control of light or glare, or privacy, then in such case the applicable percentage sales commission shall be 5% instead of 10%, and such payments referred to in this sentence shall only be due for sales, leases or rentals of products or services not involving the variable, dynamic (i.e. control that is provided by a response after the change of certain parameters) or adaptive control of light, or glare, or privacy, invoiced or sold to such referred customer within one year of the date of the first invoice by LICENSEE to such referred customer. Notwithstanding anything contained in this Section 3.6 to the contrary, no payment shall be due to LICENSOR under this Section 3.6 unless LICENSEE has sent LICENSOR a written notice via email, fax or overnight courier indicating that it wishes to have the provisions this Section 3.6 apply to a referral or prospective referral of a customer by LICENSOR to LICENSEE.

4          OBLIGATIONS OF LICENSEE.

            4.1 Compliance. LICENSEE agrees that, without limitation, any manufacture, sale, lease, use or other disposition of Licensed Products that is not in strict accordance with the provisions of this Agreement shall be deemed a material breach of this Agreement.

            4.2 End Users. LICENSEE agrees to require all direct recipients of Licensed Products to whom Licensed Products are sold, leased, or otherwise disposed of by LICENSEE or its sublicensees, to look only to LICENSEE and not to LICENSOR or its affiliates for any claims, warranties, or liability relating to such Licensed Products. LICENSEE agrees to take reasonable steps to assure itself that Licensed Products sold, leased or otherwise disposed of by or for LICENSEE is being used for permitted purposes only.

            4.3 Laws and Regulations. LICENSEE agrees that it shall be solely responsible for complying with all laws and regulations affecting the manufacture, use and sale or other disposition of Licensed Products by LICENSEE and its sublicensees, and for obtaining all approvals necessary from governmental agencies and other entities. LICENSEE agrees to maintain a file of all such approvals and to send LICENSOR a copy of all such approvals (including English translations thereof in the case of approvals required by any foreign country) within 10 business days of any written request for such copies by LICENSOR. LICENSEE is unaware of any approval from any governmental agency or ministry, or from any third party, required to effectuate the terms of this Agreement or the transactions contemplated hereby.

            4.4  Purchase of Components from Others.   By virtue of
the disclosure of Technical Information and information, if any, provided from time to time by LICENSOR to LICENSEE and to its other licensees, and each of their sublicensees and affiliates, any component of a Light Valve, including, without limitation, materials, suspensions, films, polymers, coatings, particle precursors, and particles (each, a "Component"), which LICENSEE or its sublicensees makes, has made for it, or purchases from any third party for use in Licensed Products shall be deemed to have been manufactured at least in part using the Technical Information provided by LICENSOR if LICENSEE or any supplier of a Component to LICENSEE has had access to Technical Information of any kind of LICENSOR or its licensees and their sublicensees, consultants, subcontractors, agents or representatives. LICENSEE and its sublicensees each hereby agrees that (i) all Components shall be used only in strict accordance with the provisions of this Agreement, and that such Components may not be used for any other purpose or resold by LICENSEE or its sublicensees except as specifically permitted by the license granted in Section 2.1 hereof, and (ii) LICENSEE and its sublicensees will only look to the manufacturer or supplier of such Component or other item used by LICENSEE or its sublicensees and not to LICENSOR or its affiliates for any claims, warranties, or liability relating to such Component or other item. LICENSEE acknowledges that LICENSOR has not made any representations or warranties regarding the availability of any Component, or the price thereof, and that in all respects LICENSEE shall deal directly with the suppliers of such Components and will obtain from them information regarding availability, pricing, and/or other terms relating to such Components.

            4.5 No Warranties by LICENSOR. LICENSOR does not represent or warrant the performance of any Licensed
Product or of any material, Component, or information provided hereunder, and LICENSEE expressly acknowledges and agrees that any such material, Component or information provided by LICENSOR hereunder is provided "AS IS" and that LICENSOR makes no warranty with respect thereto and DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED,
INCLUDING BUT NOT LIMITED TO THE IMPLIED
WARRANTIES OF MERCHANTABILITY AND FITNESS
FOR A PARTICULAR PURPOSE, WITH RESPECT
THERETO, ITS USE OR ANY INABILITY TO USE IT, OR
THE RESULTS OF ITS USE. In no event shall LICENSOR be liable for any damages, whether in contract or tort (including negligence), including but not limited to direct, consequential, special, exemplary, incidental and indirect damages, arising out of or in connection with this Agreement or the use, the results of use, or the inability to use any Licensed Product, material, Component or information provided hereunder.

            4.6 Analysis. LICENSEE represents and agrees that it will only incorporate Components received from authorized suppliers into Licensed Products and for no other purpose, and that LICENSEE will not directly or indirectly attempt to reverse-engineer the production of any material provided to it hereunder by LICENSOR or any supplier of any Component.

            4.7 Personnel. LICENSEE agrees to assign personnel from its technical staff who shall be responsible for the development of Licensed Products during the term of this Agreement.

            4.8 Promotional Activities. LICENSEE agrees that it shall maintain, either at its own facilities or that of any laminating subcontractor selected by LICENSEE, adequate inventories of SPD light control film purchased from any authorized supplier of Light Valve film to meet on a timely basis the anticipated requirements of LICENSEE for incorporation into Licensed Products during the term of this Agreement. In addition, to the extent commercially reasonable and consistent with LICENSEE's current practices, LICENSEE shall promptly develop and maintain a web site relating to its business which prominently features LICENSOR's SPD technology and LICENSEE's relationship to LICENSOR, and shall participate at all major industry trade shows and conferences and engage in other marketing and promotional activities reasonably necessary to promote LICENSOR's SPD technology and LICENSEE's business relating thereto.

5          TRADEMARKS.

            5.1 Trademarks. All trademarks or service marks that either party may adopt and use for Licensed Products or other products incorporating Light Valves are and shall remain the exclusive property of the adopting party, and the other party shall not obtain any rights and license to such marks under this Agreement, but may inform others that the adopting party has licensed or produced Licensed Products or products incorporating Light Valves under such mark or marks, and may use the adopting party's logo in connection therewith provided that use of such logo complies with the logo owner's use policy with respect thereto. LICENSOR acknowledges that it may not use the logo of PPG Industries, Inc. without LICENSOR's prior written consent. LICENSOR may require LICENSEE or its permitted sublicensees to indicate on packaging that such product is licensed from Research Frontiers Incorporated or to otherwise include language and/or designations approved by LICENSOR indicating an affiliation with Research Frontiers Incorporated or to use trademarks specified by LICENSOR on LICENSEE's Licensed Products. LICENSOR and LICENSEE will cooperate and work in good faith together regarding the commercially-reasonable compliance with the provisions of this
Section 5.1.

6          INSURANCE AND INDEMNIFICATION.

            6.1 Insurance. LICENSEE shall maintain at all times ample product liability and other liability insurance covering its operations relating to the subject matter of this Agreement and, if requested by LICENSOR, LICENSEE shall name
LICENSOR as an additional insured. Upon request, LICENSEE shall provide LICENSOR of evidence of such insurance.
LICENSEE may fulfill its obligation under this Section 6.1 as part of a general company-wide program of self-insurance.

            6.2 Indemnification. LICENSEE, and its affiliates, successors and assigns and sublicensees (each, an "Indemnifying Party"), each hereby indemnify and agree to hold harmless LICENSOR and its shareholders, officers, directors, agents and employees (each, an "Indemnified Party"), against any liability, damage, loss, fine, penalty, claim, cost or expense (including reasonable costs of investigation and settlement and attorneys', accountants' and other experts' fees and expenses) arising out of any action or inaction by any Indemnifying Party relating to this Agreement including an Indemnifying Party's manufacture, sale, use, lease or other disposition of Licensed Products, and related materials, or other use of the information and rights granted hereunder. Any knowledge of LICENSEE's or its sublicensee's activities by LICENSOR or its representatives shall in no way impose any liability on LICENSOR or reduce the responsibilities of LICENSEE hereunder or relieve it from any of its obligations and warranties under this Agreement.

7          FUTURE PATENTS.

            7.1 Future Patents. Each party, at its cost, shall have the right to file patent applications in the United States and in foreign countries covering any invention made by such party.

            7.2 Improvements and Modifications. (a) Any future improvements or modifications invented or developed by or on behalf of LICENSEE, LICENSEE's sublicensees and LICENSOR after the Effective Date of this Agreement, if any, which relate in any way to or are useful in the design, operation, manufacture and assembly of Licensed Products, and/or to the suspensions or other components used or usable in Licensed Products ("Improvements") shall not be included in this Agreement. Upon written request by the non-inventing party, LICENSOR and LICENSEE shall negotiate in good faith with each other regarding the grant of nonexclusive rights and licenses to use such Improvements, but neither party shall be obligated to grant such rights and licenses to the other. Notwithstanding anything contained herein to the contrary, if the parties hereto enter into a separate agreement subsequent to the Effective Date of this Agreement regarding the joint development of an Improvement, each party shall have the royalty-free right to use, license and sublicense any Improvement which is jointly developed under such subsequent joint development agreement by LICENSEE or its officers, directors, employees, affiliates, contractors, or consultants, on the one hand, and LICENSOR or its officers, directors, employees, affiliates, contractors or consultants, on the other hand.

            (b) During the term of this Agreement each of the parties hereto agrees to inform the other in writing (without any obligation to reveal details which would be confidential information), at least as frequently as once a year in January of each calendar year, if any significant improvements or modifications have been made relating to Licensed Products, and as to the general nature of any such improvements and modifications.

            (c) Notwithstanding the foregoing, LICENSOR may, but shall not be required to, voluntarily and without additional cost to LICENSEE disclose certain information relating to future improvements and modifications and license to LICENSEE rights in such certain future improvements and modifications, and any information so disclosed will be considered Technical Information which LICENSEE shall be obligated to keep confidential pursuant to Section 12.1 of this Agreement. In connection therewith, LICENSOR, may voluntarily add patents and/or patent applications to Schedule A hereof. No disclosure of any information by LICENSOR shall in any way establish a course of dealing or otherwise require LICENSOR to make any future disclosure of information under this Agreement.

            7.3 Foreign Patent Applications. During the term of this Agreement, LICENSEE shall have the right to designate that any patent application now or hereafter listed on or incorporated into Schedule A shall be filed or maintained in any foreign country included in the Licensed Territory. If so designated and if legally possible to do so, LICENSOR agrees to promptly file, prosecute and maintain such applications and resulting patents, and LICENSEE shall pay to LICENSOR the complete cost, including reasonable attorney's fees, to file, prosecute and maintain during the term of this Agreement any such patent application and resulting patents specifically so designated by LICENSEE.

8          TECHNOLOGY TRANSFER.

            8.1. Materials. Upon request by LICENSEE, during the term of this Agreement and when mutually convenient to LICENSOR and LICENSEE, LICENSOR shall supply
LICENSEE with small quantities of materials related to Licensed Products for experimental use only by LICENSEE, and shall charge LICENSEE $1,500 per man/day plus the cost of any other materials used in making such materials, plus the cost of shipping such materials to LICENSEE. Upon request by LICENSEE, during the term of this Agreement and when mutually convenient to LICENSOR and LICENSEE, LICENSOR may make its personnel available to consult with LICENSEE and its contractors, with compensation to LICENSOR for such consultation to be mutually agreed to by LICENSOR and LICENSEE. Each invoice submitted by LICENSOR for such service shall include detailed explanations of the charges, and, if requested by LICENSEE, copies of receipts. The parties acknowledge that LICENSOR has no obligation to transfer to LICENSEE any Technical Information other than as may be embodied in such sample materials, and that, other than sample materials, if any, that may be supplied by LICENSOR as aforesaid, LICENSEE will be acquiring materials from authorized suppliers other than LICENSOR.

            8.2 Inquiries. LICENSEE and LICENSOR may also at any time during the term of this Agreement make reasonable inquiry by telephone, facsimile, email or mail to one another in regard to any information or data furnished pursuant to this Agreement.

            8.3 Visits. During all visits by either party to the facilities of the other party, visitors shall comply with all reasonable rules of the host company, and each party to this Agreement will indemnify and hold the other party harmless from any liability, claim or loss whatsoever (i) for any injury to, or, death of, any of its employees or agents while such persons are present at the facility of the other party; and (ii) for any damages to its own property or to the property of any such employee or agent which may occur during the presence of any such person at the facility of the other party, regardless of how such damage occurs.

            8.4 Sole Purpose. Any documentation or information supplied pursuant to this Agreement by either party to the other shall be used solely for the purposes set forth in this Agreement.

9          INTELLECTUAL PROPERTY PROTECTION RESPONSIBILITIES.

            9.1 Proprietary Rights: Notices. Each party shall provide appropriate notices of patents, or other similar notice of the patent rights of the other party on all products utilizing the patented inventions of the other party. Either party may add its own patent notice to any copy or embodiment which contains its patented inventions. If customer or government restrictions exist, LICENSOR and LICENSEE will cooperate and work in good faith together regarding the compliance with the provisions of this Section 9.1 to protect LICENSOR's intellectual property, to the extent commercially reasonable.

            9.2 LICENSOR Exclusive Owner. LICENSEE hereby acknowledges LICENSOR is purporting to be the sole and exclusive owner of the patents and patent applications listed on Schedule A, and that, except for the rights granted hereunder, LICENSEE shall not have any rights or attempt to assert any ownership rights in and to those patents and patent applications.

10        TERM AND TERMINATION.

            10.1 Term. The term of this Agreement shall extend from the Effective Date of this Agreement to the date of termination of this Agreement. Unless sooner terminated or extended, as herein provided for below, this Agreement shall terminate upon the expiration of the later of (A) the last to expire of the patents now or hereafter listed in Schedule A hereof, and (B) the expiration of the period in which LICENSEE is obligated to maintain confidential Technical Information of LICENSOR pursuant to Section 12.1 hereof.

            10.2  Termination by LICENSEE. LICENSEE may
terminate this Agreement for any reason effective as of December 31, 2011 (or as such date may be extended pursuant to the last sentence of Section 10.3) or as of any anniversary thereof by giving LICENSOR prior notice thereof unless sooner terminated as hereinafter provided. Such notice shall be made in writing and shall be given at least 60 days prior to the effective date for which such termination is to be effective. If LICENSEE decides to terminate this Agreement for any reason, LICENSEE shall provide LICENSOR, along with the aforementioned notice of termination, with a written report describing the reasons for such termination.

            10.3  Termination by LICENSOR.LICENSOR may
terminate this Agreement for any reason effective as of December 31, 2011 (or as such date may be extended pursuant to the last sentence of this Section 10.3) or as of any anniversary thereof upon at least 30 days' written notice to LICENSEE, provided, however, that LICENSOR shall give LICENSEE at least one years' notice of any early termination under this
Section 10.3 if LICENSEE is producing and selling Licensed
Products hereunder, and provided further that if LICENSOR gives LICENSEE a notice of termination pursuant to the first sentence of this Section 10.3 and the effective termination date of such notice would be prior to the expiration of a binding contractual obligation of LICENSEE to supply Licensed
Products to a customer of LICENSEE which contract is in effect either at the time LICENSOR's termination notice is given or prior to December 31, 2011 (or as such date may be extended pursuant to the last sentence of this Section 10.3), then the LICENSEE may, by providing LICENSOR at least 10 business days prior to the proposed termination date with a copy of the relevant portion of such contract, extend the effective date of LICENSOR's termination to December 31st of the calendar year in which the aforesaid contractual obligation of LICENSEE to its customer expires, but in no event shall the foregoing extension imply any extension of time beyond the time period specified in Section 10.1 above. Notwithstanding the foregoing, LICENSOR may terminate this Agreement at any time upon at least 30 days' written notice to LICENSEE if LICENSEE shall have failed to make any payment when due or at any time breach any material term of this Agreement and such payment is not made or such breach is not cured within any applicable cure period specified in Article 11 of this Agreement, or repeatedly provides materially inaccurate reports hereunder, or if there has been a cessation by LICENSEE of general operations or of work related to Licensed Products for longer than six (6) months. LICENSEE shall have the option, exercisable by delivering to LICENSOR on or before December 31, 2010, a wire payment of [Confidential Information Omitted and filed separately with the Securities and Exchange Commission] and a written notice referring to such payment and indicating that LICENSEE wishes to extend by five years the possible termination dates specified in Sections 10.2 and 10.3 hereof. Upon the timely receipt of such notice and payment, the references to "December 31, 2011" in Sections 10.2 and 10.3 shall automatically be amended to read "December 31, 2016" and the reference to [Confidential Information Omitted and filed separately with the Securities and Exchange Commission]in Section 3.2 as minimum annual royalty for of each license year beyond 2011 shall automatically be amended to read [Confidential Information
Omitted and filed separately with the Securities and Exchange Commission] without further action required by the parties to this Agreement.

            10.4 Effect of Termination. If this Agreement expires or is terminated for any reason whatsoever, in addition to any other remedies which one party may have against the other: (1) all of LICENSEE's rights and licenses under this Agreement shall cease, and LICENSEE shall immediately return to LICENSOR all Technical Information furnished to LICENSEE under this Agreement, together with all reproductions, copies and summaries thereof; provided, however, that LICENSEE may retain solely for archival purposes one copy of all such documents in its legal department files, (2) LICENSEE may, with respect to any unsold inventory and work in the process of manufacture, complete such work in process and sell any remaining inventory during the period not to exceed six months from the date of termination or expiration of this Agreement provided that at the completion of such six-month period, LICENSEE shall promptly destroy and dispose of any Licensed Products (and Licensed Products in the process of manufacture) not sold under this Section 10.4 and (3) if this Agreement is terminated for any reason or expires, upon such termination or expiration, LICENSEE, to the extent LICENSEE has such a right, hereby grants to LICENSOR a nonexclusive, royalty-free, irrevocable, worldwide license with the right to grant sublicenses to others to utilize all technical information, improvements and/or modifications (whether or not the subject of patents or pending patent applications) developed or invented by or on behalf of LICENSEE and/or its sublicensees, subcontractors, or agents hereunder from the Effective Date of this agreement through the date of such termination or expiration of this Agreement relating to Light Valves, or Licensed Products (excluding any technology that either (A) does not relate directly to the creation of variable light transmission in an SPD window including, but not limited to, infrared reflective coatings, antennas, heating grids, interlayers, and glass fabrication technology, or (B) that relates only to electrochromic or liquid crystal window technology that would not otherwise be usable with SPD Technology), and upon such termination or expiration, LICENSEE shall provide LICENSOR in reasonable detail complete information regarding such technical information, improvements and/or modifications. The foregoing license shall be self-effectuating, but LICENSEE agrees upon written notice by LICENSOR at any time hereafter to deliver to LICENSOR within 30 days of such notice any document or other instrument reasonably requested by LICENSOR to convey such license rights to LICENSOR such as, by way of example, confirmations or instruments of conveyance or assignment. No termination of this Agreement by expiration or otherwise shall release LICENSEE or LICENSOR from any of its continuing obligations hereunder, if any, or limit, in any way any other remedy one party may have against the other party. Notwithstanding the foregoing, LICENSEE's obligations to LICENSOR under Sections 3.1, 3.5, 3.6, 4.2, 4.3, 4.4, 4.5, 4.6, 6.1, 6.2, 7.2, 8.3, 8.4, 10.4, 12.1, and Articles 13
and 14 shall survive any termination or expiration of this Agreement.

11        EVENTS OF DEFAULT AND REMEDIES.

            11.1 Events of Default. Each of the following events shall constitute an "Event of Default" under this Agreement:

            11.1.1 (a) A party's failure to make any payment due in a timely manner or a party's material breach or material failure to punctually perform any of its duties and obligations under this Agreement, which material breach or failure, if curable, remains uncured for sixty (60) days after written notice of such breach or failure is received by the breaching party; or (b) a material misrepresentation is made by a party in any representation or warranty contained in this Agreement and the misrepresented facts or circumstances, if curable, remain uncured sixty (60) days after written notice of such misrepresentation is received by the breaching party; and, in either case, if such breach or misrepresentation is not curable, termination shall occur sixty (60) days after such misrepresentation or breach at the option of the non-breaching party; or

            11.1.2 The failure by a party upon request to provide the other party with adequate assurances of its performance of all obligations under this Agreement upon: (a) such first party's filing of a voluntary petition in bankruptcy; (b) the filing of any involuntary petition to have such first party declared bankrupt which has not been dismissed within ninety (90) days of its filing; (c) the appointment of a receiver or trustee for such first party which has not been rescinded within ninety (90) days of the date of such appointment; or (d) such first party otherwise becoming insolvent or otherwise making an assignment for the benefit of creditors.

            11.2 Default by a Party. If there occurs an Event of Default with respect to a party, the other party may:

            (a)        seek damages; and/or

            (b) seek an injunction or an order for mandatory or specific performance; and/or

            (c) terminate this Agreement and the licenses granted to LICENSEE hereunder whereupon the non-defaulting party shall have no further obligations under this Agreement except those which expressly survive termination, and except with respect to royalty payments due and owing to LICENSOR as of the termination date or any subsequent period specified in
Section 10.4.

 12        CONFIDENTIALITY.

             12.1 Confidential Information. (a) LICENSEE agrees for itself, its sublicensees, and their employees and agents that for twenty (20) years from the later of the Effective Date of this Agreement or the latest date of its receipt of information disclosed to LICENSEE by LICENSOR pursuant to this Agreement, such information shall be held in confidence;
provided, however, there shall be no obligation to treat as confidential information which is or becomes available to the public other than through a breach of this obligation, or which was already possessed by LICENSEE in writing (or otherwise provable to be in the possession of LICENSEE) prior to the Effective Date of this Agreement (and was not received from LICENSOR) or which is shown by LICENSEE to have been received by it from a third party who had the legal right to so disclose it without restrictions and without breach of any agreement with LICENSOR or its licensees. LICENSOR shall affix an appropriate legend on all written documentation given to LICENSEE which contains confidential information, but the failure to so affix such legend shall not affect the confidential nature of such information. LICENSEE acknowledges that the list of patent applications contained on Schedule A is confidential information of LICENSOR. If confidential information is otherwise conveyed orally by LICENSOR, LICENSOR shall specify to LICENSEE at the time such information is being conveyed (or in a subsequent letter referring to the conversation) that the information conveyed is confidential. It is understood and agreed that, unless otherwise provided in a separate agreement between LICENSEE and LICENSOR, LICENSEE has no obligation hereunder to provide
LICENSOR with any confidential or proprietary information, and that LICENSOR shall have no obligation hereunder to LICENSEE to maintain in confidence or refrain from commercial or other use of any information which LICENSOR is or becomes aware of under this Agreement. The terms and provisions of this Agreement or any other agreement between the parties shall not be considered confidential except that LICENSEE may not disclose the minimum annual royalty payments specified in Article 3 hereof without LICENSOR's prior written consent, and the parties hereto acknowledge that, pursuant to the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, LICENSOR may file copies of this Agreement with the Securities and Exchange Commission and with NASDAQ and with any other stock exchange on which LICENSOR's securities may be listed.
LICENSEE agrees that for the period of time during which LICENSEE is obligated to keep information confidential hereunder, LICENSEE will not make, use, sell, lease or otherwise dispose of products using or directly or indirectly derived from Licensed Products, Light Valves, or Components, or which otherwise comprise suspended particles, which when subjected to a suitable electric or magnetic field, orient to produce a change in the optical characteristics of the suspension ("SPD Technology") unless an agreement between LICENSOR and LICENSEE permitting it to do so is in full force and effect and the royalties, if any, provided in such agreement are being paid to LICENSOR on such products. The foregoing restriction shall not apply to products (i) which do not directly or indirectly incorporate SPD Technology, such as, but not limited to, liquid crystal devices, or electrochromic devices, or (ii) which incorporate technology involving suspended particles, which when subjected to a suitable electric or magnetic field, orient to produce a change in the optical characteristics of the suspension but which is independently developed and which is not in any way directly or indirectly derived from any Technical
Information of LICENSOR or its licensees, sublicensees, or any of their affiliates. LICENSEE shall have the burden of proving by clear and convincing evidence that the availability of any exception of confidentiality exists or that the foregoing restrictions do not apply to a particular product. Nothing contained in this section, however, shall be construed as granting LICENSEE any rights or licenses with respect to any Technical Information or patents of LICENSOR or its other licensees or their sublicensees.

            (b) LICENSEE will have the right to provide materials to, and to disclose information to, a subcontractor relating to this Agreement; provided, however, that LICENSEE shall only disclose such information as is strictly necessary to enable said subcontractor to perform its manufacturing task, and provided that prior to disclosing any information to said subcontractor, said subcontractor has signed a secrecy agreement with LICENSEE at least as protective of LICENSOR's Technical
Information as the provisions of this Agreement, including, without limitation, said subcontractor's specific agreement to be bound by the provisions of Section 12.1 hereof to the same extent as LICENSEE. For such purposes, LICENSEE may develop a standard form of secrecy agreement for LICENSOR's approval, after which LICENSEE may use such secrecy agreement with all subcontractors without LICENSOR's prior approval of the secrecy agreement being necessary. LICENSEE shall have all subcontractors sign said secrecy agreement prior to the disclosure of Technical Information to said subcontractor, and LICENSEE shall send LICENSOR a copy of every such secrecy agreement within thirty (30) days after the execution thereof.

            (c) Notwithstanding anything contained in this Agreement to the contrary, under no circumstances may LICENSEE disclose any confidential or proprietary information of LICENSOR outside of the Automotive OEM Glass SBU of PPG Industries, Inc. or any affiliate thereof or successor thereto without the prior written consent of LICENSOR, which consent may be withheld for any reason in LICENSOR's sole and absolute discretion.

            (d) Notwithstanding anything contained in this Agreement to the contrary, under no circumstances shall LICENSEE be required to disclose to LICENSOR anything information of LICENSEE considered by LICENSEE to be confidential or proprietary information of LICENSEE unless such information is required for LICENSOR to verify any information required to be reported by LICENSEE hereunder or to enforce any rights under this Agreement and LICENSOR has signed an agreement with LICENSEE after the Effective Date of this Agreement agreeing to keep such information confidential.

13        WARRANTIES AND REPRESENTATIONS.

            13.1 Reciprocal Representations. Each party represents and warrants to the other that:

            13.1.1 Valid Agreement. The execution and delivery of this Agreement by the officer or representative so doing, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action by LICENSOR and LICENSEE and this Agreement is a valid and binding obligation enforceable against the parties in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium and other laws of general application relating to general equitable principles;


            13.1.2 No Conflicts. Nothing herein conflicts with its rights and obligations pursuant to any agreement by a party and any other entity; and

            13.1.3 Publicity. The parties shall have the right to use non-confidential information, including but not limited to information concerning this Agreement, and a description of the other party, for marketing, sales, technical assistance, investor relations, disclosure and public relations purposes, and that information permitted to be disclosed by a party under this
Section 13.1.3 may appear on such party's (or its subsidiaries' or sublicensees') Internet web site, along with links to the Internet web sites, and specific pages therefrom, of the other party and its subsidiaries and sublicensees. Each party shall have the right to require the correction of any materially inaccurate information.

            13.2  LICENSOR Representations.  LICENSOR
represents and warrants, for the benefit of LICENSEE, that:

            13.2.1 Title. As of the date hereof, LICENSOR represents and warrants that it has the right to convey the rights and licenses granted by this Agreement, and otherwise to perform its obligations under this Agreement. LICENSOR has caused its employees who are employed to do research, development, or other inventive work to disclose to it any invention or information within the scope of this Agreement and to assign to it rights in such inventions and information in order that LICENSEE shall receive, by virtue of this Agreement, the licenses granted to it under Section 2.1 hereof.

            13.2.2 Infringement. As of the date hereof, LICENSOR is not aware of any claim for patent infringement or the misappropriation of trade secrets, being asserted or threatened against it by any third party; or of any infringement of the patents listed on Schedule A hereto by any entity.

            13.2.3 Patents in Force. To the best of LICENSOR's knowledge, all of the patents listed on Schedule A hereto are currently in force.

            13.3 No Warranty. LICENSOR and LICENSEE make no guaranty or warranty to one another under this Agreement (a) that LICENSEE will be able to develop, manufacture, sell or otherwise commercialize Licensed Products, or (b) as to the validity of any patent.

14        MISCELLANEOUS.

            14.1 Applicable Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with and governed by the laws of the State of New York, and LICENSOR and LICENSEE hereby submit to the exclusive jurisdiction of the state or federal courts located in the County of Nassau and State of New York for such purposes.

            14.2 Confidentiality In Court Proceeding. In order to protect and preserve the confidential information of a party which the parties recognize may be exchanged pursuant to the provisions of this Agreement, the disclosing party may request, and the receiving party shall not oppose, the court in any action relating to this Agreement to enter a protective order to protect information which is confidential information under Section
12.1 and to seal the record in the action or to hold the proceedings, or portion of the proceedings, in camera; provided, that the requested terms do not prejudice the receiving party's interests. Nothing, however, shall preclude either party from thereafter moving to unseal its own records or to have matter and information designated as confidential under any relevant protective order designated otherwise in accordance with the circumstances as they shall appear at that time.

            14.3 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, the parties shall negotiate in good faith to agree upon a substitute provision that is legal and enforceable and is as nearly as possible consistent with the intentions underlying the original provision. If the remainder of this Agreement is not materially affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

            14.4 Waiver. Unless agreed to by the parties in writing to the contrary, the failure of either party to insist in any one or more instances upon the strict performance of any one or more of the provisions of this Agreement, or to exercise any right contained in this Agreement or provided by law, shall not constitute or be construed as a waiver or relinquishment of the performance of such provision or right or the right subsequently to demand such strict performance or exercise of such right, and the rights and obligations of the parties shall continue unchanged and remain in full force and effect.

            14.5 Captions. The captions and headings in this Agreement are inserted for convenience and reference only and in no way define or limit the scope or content of this Agreement and shall not affect the interpretation of its provisions.

            14.6 Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties and their successors and assigns. However, LICENSEE agrees that it shall not assign this Agreement or its rights hereunder without the prior written consent of LICENSOR except to a successor to substantially all of its business relating to Licensed Products. LICENSOR may assign all of its rights and obligations hereunder to any successor to any of its business interests or to any company controlling or controlled by LICENSOR. All assignees shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by the assigning party, and an originally signed instrument of such assumption and assignment shall be delivered to the non-assigning party within 30 days of the execution of such instrument.

            14.7  Schedules.  All Schedules attached to this
Agreement shall be deemed to be a part of this Agreement as if set forth fully in this Agreement.

            14.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement between LICENSOR and LICENSEE with respect to the subject matter hereof, supersedes all prior agreements, proposals, understandings, letters of intent, negotiations and discussions with respect to the subject matter hereof and can be modified, amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement and which is executed in writing by the parties; provided, however, that either party may unilaterally waive in writing any provision imposing an obligation on the other.

            14.9 Notices. Any notice required or permitted to be given or made in this Agreement shall be in writing and shall be deemed given on the earliest of (i) actual receipt, irrespective of method of delivery, (ii) on the delivery day following dispatch if sent by express mail (or similar next day courier service), or (iii) on the sixth day after mailing by registered or certified air mail, return receipt requested, postage prepaid and addressed as follows:

LICENSOR:         Robert L. Saxe, Chairman and CEO
                  Research Frontiers Incorporated
                  240 Crossways Park Drive
                  Woodbury, New York 11797-2033 USA
                  Facsimile:         (516) 364-3798
                  Telephone:        (516) 364-1902

LICENSEE:         Richard A. Heilman
                  Director of Marketing and Strategic Growth
                  PPG INDUSTRIES INC.
                  400 Guys Run Road,
                  Cheswick PA, 15024
                  Facsimile:         (412) 820-8130
                  Telephone:        (412) 820-8500

or to such substitute addresses and persons as a party may designate to the other from time to time by written notice in accordance with this provision.

            14.10 Bankruptcy Code. In the event that either party should file a petition under the federal bankruptcy laws, or that an involuntary petition shall be filed against such party, the parties intend that the non-filing party shall be protected in the continued enjoyment of its rights hereunder to the maximum feasible extent including, without limitation, if it so elects, the protection conferred upon licensees under section 365(n) of Title 17 of the U.S. Code. Each party agrees that it will give the other party immediate notice of the filing of any voluntary or involuntary petition under the federal bankruptcy laws.

            14.11 Construction. This Agreement and the exhibits hereto have been drafted jointly by the parties and in the event of any ambiguities in the language hereof, there shall no be inference drawn in favor or against either party.

            14.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            14.13 Status of the Parties. The status of the parties under this Agreement shall be solely that of independent contractors. No party shall have the right to enter into any agreements on behalf of the other party nor shall it represent to any person that it has such right or authority.

            14.14 License with Automotive OEM Glass Only. The parties hereto agree that notwithstanding the fact that a duly authorized officer of PPG Industries, Inc., a Pennsylvania corporation ("PPG") signs this License Agreement, the rights and obligations of "LICENSEE" hereunder only pertain to the Automotive OEM Glass Business of PPG which, for purposes of this Agreement, shall be considered by the parties hereto as a separate and distinct business entity. All references to "LICENSEE" hereunder shall pertain only to the Automotive
OEM Glass Business of PPG.

            The parties, through their duly authorized representatives, and intending to be legally bound, have executed this Agreement, as of the date and year first above written, whereupon it became effective in accordance with its terms.

                    RESEARCH FRONTIERS INCORPORATED


                    By: /s/ Joseph M. Harary
                            Joseph M. Harary, President
                     Date:  September  29, 2008


                     PPG INDUSTRIES INC.


                     By:/s/ Frank Archinaco
                            Frank Archinaco, President and CEO, PGW
                            Date: September 29, 2008




                            Schedule A
                    (As of September 29, 2008)

                LIST OF UNITED STATES, INTERNATIONAL AND
                FOREIGN PATENTS AND PATENT APPLICATIONS

                                         Date    Expiration
Patents in the United States             Issued  Date


4,877,313	 		Robert L. Saxe et al
		"Light Polarizing Materials and
		    Suspensions Thereof"		10/31/89  2/10/09


5,093,041		Joseph A. Check, III et al
		"Light-Polarizing Material Based on
		    Ethylene-diamine Polyacetic Acid
		    Derivatives"			3/03/92   7/30/10


5,111,331			Paul Rosenberg
		"Electro-Optical Light Modulator"	5/05/92    7/5/09


5,279,773			Robert L. Saxe
		"Light Valve Incorporating A Suspension
		Stabilized With A Block Polymer"	1/18/94   3/23/12

5,325,220			Robert L. Saxe
		"Light Valve With Low Emissivity
		  Coating As Electrode"			6/28/94    3/9/13


5,463,491			Joseph A. Check III
		"Light Valve Employing a Film Comprising
		  An Encapsulated Liquid Suspension And
		  Method of Making Such Film"		10/31/95  11/6/12


5,463,492			Joseph A. Check III
		"Light Modulating Film of Improved
		   Clarity For A Light Valve"		10/31/95  11/6/12


5,461,506			Joseph A. Check III et al
		"Light Valve Suspensions Containing A
		  Trimellitate Or Trimesate And Light
		  Valves Containing The Same"		10/24/95  5/11/13


5,467,217			Joseph A. Check III et al
		"Light Valve Suspensions and Films
		  Containing UV Absorbers and Light
		  Valves Containing The Same"		11/14/95  5/11/13


5,516,463			Joseph A. Check III et al
		"Method of Making Light
			Polarizing Particles"		05/14/96  07/08/14


5,650,872			Robert L. Saxe et al
		"Light Valve Containing
			Ultrafine Particles"	  	07/22/97  12/08/14

5,728,251			Joseph A.  Check, III
 		"Light Modulating Film of Improved
		  UV Stability For a Light Valve"	03/17/98  09/27/15


5,764,402	Jean-Francois Thomas; Pierre Vezin
		Optical Cell Control System 06/09/98  04/24/15

5,838,482	Daniel Decroupet; Pierre Laroche
                 Optical Cell 11/17/98  05/16/15

5,691,849	Rene Ledroit; Jean-Francois Thomas; Andre Hecq
		Rear-View Assembly for a Vehicle
		and an Adaptor Therefo	 11/25/97  11/25/14

6,114,405		Huifang Zhuang et al
		Ultraviolet Radiation-Curable
		Light-Modulating Film for a Light
		Valve, and Method of Making Same	 09/05/00  10/09/17

6,156,239		Robert L. Saxe et al
		Light Polarizing Material, Liquid
		Suspensions and Films Thereof, and Light
		Valve Incorporating Same	 12/05/00 02/26/19

6,271,956B1		Robert L. Saxe et al
		Method and Materials for Enhancing the
		Adhesion of SPD Films and Light Valves
		Comprising Same  			08/07/01 03/02/20

6,301,040		Srinivasan Chakrapani et al
		SPD Films Having Improved Properties and
			 Light Valves Comprising Same  10/09/01 05/24/20

6,334,967B1		Robert L. Saxe et al
		Light Polarizing Particles of Improved
			 Particle Size Distribution 	01/01/02 12/21/20
		(See also listing for PCT/US99/15508)

6,416,827		Srinivasan Chakrapani et al
		SPD Films and Light Valves Comprising Same 07/09/02 10/27/20

6,429,961B1		Joseph M. Harary et al
		Methods for Retrofitting Windows With Switchable
		and Non-Switchable Window Enhancements and
 		Retrofitted Windows Produced Thereby 	08/06/02 10/03/20

6,517,746		Robert L. Saxe et al.
		Polyhalide Particles and Light Valves
                Comprising Same 		02/11/03 01/05/21

6,522,446		Robert L. Saxe
		Anisometrically Shaped Metal Particles,
		Liquid Suspensions and Films Thereof And
		 Light Valves Comprising Same		02/18/03 04/25/21

6,529,312B1		Robert L. Saxe
		Anisometrically Shaped Carbon and/or Graphite
		Particles, Liquid Suspensions and Films Thereof
		And Light Valves Comprising Same 	03/04/03 06/07/19
		[See also U.S. Patent No. 6,987,602 filed
		December 27, 2002, a continuation-in-part of this patent]

6,606,185B2		Robert L. Saxe
		SPD Films and Light Valves Comprising Liquid
		Suspensions of Heat-Reflective Particles of
		Mixed Metal Oxides and Methods of Making
		Such Particles 		08/12/03 12/08/14

6,804,040		Albert P. Malvino, et al
		Method and Device for Controlling Voltage
		Provided to a Suspended Particle Device 10/12/04 02/13/23

6,897,997		Albert P. Malvino
		Method and Device for Controlling Voltage
		Provided to a Suspended Particle Device 05/24/05 02/13/23 (continuation-in-part of 6,804,040)

			Srinivasan Chakrapani et al
6,900,923   "Siloxane Matrix Polymers and SPD Light Valve Films
			Incorporating Same"		05/31/05 06/18/23

			Robert L. Saxe, et al
6,936,193       "SPD Light Valve Film Incorporating New
		Suspending Media,and Light Valve
		Incorporating Same"			08/30/05 04/14/23

6,987,602 B2  		Robert L. Saxe, et al
		Anisometrically Shaped Carbon and/or Graphite
		Particles, Liquid Suspensions and Films Thereof
		And Light Valves Comprising Same 	01/17/06 06/07/19
		(continuation-in-part of patent 6,529,312B1)

7,361,252		Steven M. Slovak, et al
		"Methods for Laminating Films for SPD Light Valves and SPD Light Valves Incorporating Such Laminated
		Films" (claims priority from 60/562,329) 04/22/08 10/26/25

7,417,785		Albert P. Malvino
		"Methods and Circuits for Distributing Power
		to SPD Loads"				08/26/08  01/18/25


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